Exhibit (h)(9)

FEE WAIVER AGREEMENT

THIS A FEE WAIVER AGREEMENT (the “Waiver Agreement”) is made as of this 14th day of October, 2019 by and between Alpha Architect ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of its series, the Merlyn.AI Bull-Rider Bear-Fighter ETF and Merlyn.AI Tactical Growth and Income ETF (each, a “Fund” and together, the “Funds”) and Empowered Funds, LLC, a Pennsylvania limited liability company (the “Adviser”). The Trust and the Adviser are referred to herein as the “Parties.”

BACKGROUND:

A.	The Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and engages in the business of investing and reinvesting its assets in securities and other investments.

B.	The Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment advisory services.

C.	The Trust has selected the Adviser to serve as the investment adviser for the Funds pursuant to an investment advisory agreement between the Trust and the Advisor entered into as of October 14, 2019 (the “Advisory Agreement”).

D.	The Parties desire enter into a fee waiver agreement.

E.	This Background section is hereby incorporated by reference into and made a part of this Waiver Agreement.

TERMS:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.	Fee Waiver. The parties hereby agree that the Adviser shall, for the term of this Waiver Agreement, waive its advisory fees under the Advisory Agreement for the respective Funds as follows:

Merlyn.AI Bull-Rider Bear-Fighter ETF: Waiver of up to 35 basis points (0.35%) of its management fee, which is calculated based on the Fund’s average daily net assets, to the extent necessary to offset all or a portion of acquired fund fees and expenses.

Merlyn.AI Tactical Growth and Income ETF: Waiver of up to 25 basis points (0.25%) of its management fee, which is calculated based on the Fund’s average daily net assets, to the extent necessary to offset all or a portion of acquired fund fees and expenses.

The level of each fee waiver described above may be adjusted from time to time only by the mutual written agreement of the Parties.

2. Recoupment. There shall be no recoupment by the Adviser, unless specifically agreed to by the Parties in writing.

3. Term and Termination. The initial term of this Waiver Agreement with respect to each Fund, shall commence on the date first set forth above and, unless earlier terminated in accordance to its terms, shall terminate at the end of the calendar month of the first anniversary of that Fund’s commencement of operations. In addition, this Waiver Agreement shall automatically terminate with respect to a Fund upon termination of the Advisory Agreement with respect to that Fund. Finally, Board of Trustees of the Trust, in its sole discretion, may terminate this Waiver Agreement (either respect to one Fund or both Funds) upon 60 days’ written notice to the Adviser. If this Waiver Agreement is terminated with respect to only one Fund, it shall remain in full force and effect with respect to the remaining Fund in accordance with its terms.

4. Entire Agreement; Modification; Amendment. This Waiver Agreement constitutes the complete understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. Each provision herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the enforceability of any such other provision or agreement. No modification or amendment of this Waiver Agreement shall be binding unless in writing and executed by the parties.

IN WITNESS WHEREOF, the Parties have caused this Waiver Agreement to be executed as of the date first written above.

ALPHA ARCHITECT ETF TRUST (On behalf of the Merlyn.AI Bull-Rider Bear-Fighter ETF and the Merlyn.AI Tactical Growth and Income ETF)

By:	/s/ Michael Pagano
Name:	Michael Pagano, Ph.D.
Title	Trustee

EMPOWERED FUNDS, LLC

By:	/s/ Wesley R. Gray
Name:	Wesley R. Gray
Title:	Manager

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